                                                                    Exhibit 99.1

                                           Contact:
                                           Ed Dickinson, Chief Financial Officer
                                           636.916.2150


FOR IMMEDIATE RELEASE


            LMI AEROSPACE REPORTS RESULTS FOR THE SECOND QUARTER 2005
                    Quarterly Revenue and Net Income Increase


         ST. LOUIS - August 10, 2005 - LMI Aerospace, Inc. (Nasdaq:LMIA), a leading provider of assemblies, kits and detail sheet metal and machined components to the aerospace, defense and technology industries, announced second quarter 2005 net sales of $24.0 million and net income of $1.0 million or $0.13 per common share compared to net sales of $21.9 million and net income of $0.1 million or $0.02 per common share in the second quarter of 2004.

         The sheet metal segment generated net sales of $20.6 million in the second quarter of 2005, an 18% increase from $17.5 million in the second quarter of 2004. The increase was due to higher sales of corporate jet and commercial aircraft components. For the six months ended June 30, 2005, sales for the sheet metal segment grew to $41.0 million, a 27% increase from $32.2 million in the same period of 2004. The majority of the sales growth related to increased sales of components for use on Gulfstream aircraft, resulting from increased production rates and additional work statement.

         Net sales for the machining and technology segment fell 23% in the second quarter of 2005 to $3.4 million from $4.4 million in the second quarter of 2004. This decrease resulted from a drop in orders for technology products. Demand for laser products began to improve early in the second half of 2005, with shipments expected to reach $4.5 million compared to $1.8 million in the first half of 2005.

         Gross profit for the second quarter of 2005 was $5.6 million or 23.4%, up from $4.3 million or 19.8% in the second quarter of 2004. The sales gains in the quarter combined with reduced operating costs resulting from the previous restructuring at the company's St. Charles, Missouri and Wichita, Kansas facilities contributed to higher gross profit, as did increased efficiency and aggressive lean manufacturing initiatives.

         Selling, general and administrative expenses were $3.5 million in the second quarter of 2005, a decrease from $3.6 million in the second quarter of 2004. For the six months ended June 30, 2005, selling general and administrative expenses declined to $6.9 million, compared to $7.3 million in the 2004 period. The six months ended June 30, 2004 included $0.7 million of restructuring expenses, where as no such changes were recorded in the 2005 period.

         Interest expense for the six months declined to $0.8 million in 2005 from $1.0 million in 2004. Despite increases in interest rates caused by higher prime lending and LIBOR rates, a combination of debt reduction from operational cash flow and the lack of a $0.1 million nonrecurring bank charge incurred in 2004 accounted for the decline.

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         "Demand for our products and services has continued to increase" said
Ronald Saks, President and CEO of LMI Aerospace, Inc. "The current aerospace environment of increasing production rates of commercial aircraft and corporate jets and increased demand on new programs from new and existing customers has caused our backlog to reach an all time high on June 30, 2005 of $99 million. Awards during the second quarter of 2005 for assemblies and components for Sikorsky Blackhawk helicopters from both Vought and Sikorsky, as well as a more recent transfer of Boeing 777 work from another supplier, have added to our production demands in 2005 and 2006. In addition, we expect our machining and technology segment to generate increased sales in the second half of 2005."

         "Consistent with our current guidance, our forecast for 2005 is for sales of $100 to $105 million, gross margins of 22 to 24 percent, selling, general and administrative expense of $14.5 million, interest expense of $1.8 million, and a tax rate of 37 to 38 percent, before any tax credits. Our forecast for 2006 sales has been raised to $110 million to $125 million, based on existing contracts with our customers, increased production rates, and newly awarded business," Saks commented.

         Saks continued, "We project that increasing demand for our products and services will continue through 2006. The reduced capacity of the domestic supply base will require that we expand organically, both within and outside the United States, through use of direct investment, joint ventures, and independent suppliers."

         LMI Aerospace, Inc. is a leading supplier of quality components to the aerospace and technology industries. The company operates eight manufacturing facilities that fabricate, machine, finish, kit, and integrates formed, close tolerance aluminum and specialty alloy components for commercial, corporate, regional and military aircraft, laser equipment used in the semiconductor and medical industries, and for the commercial sheet metal industries.

         This press release includes forward-looking statements related to LMI Aerospace's outlook for the remainder of 2005 and 2006, which are based on current management expectation. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result, among other things, of the factors detailed from time to time in LMI Aerospace's filings with the Securities and Exchange Commission. Please refer to the Risk Factors contained in the company's Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2004 for more details.

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                               LMI AEROSPACE, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Amounts in thousands, except per share data)
                                   (Unaudited)

                                                             Three Months Ended                     Six Months Ended
                                                                  June 30,                               June 30,
                                                        2005                2004                2005               2004
                                                    -----------------------------------------------------------------------
Net sales                                           $    24,008         $    21,875         $    47,981         $    40,415
Cost of sales                                            18,383              17,548              37,134              33,417
                                                    -----------------------------------------------------------------------
Gross profit                                              5,625               4,327              10,847               6,998
Selling, general and administrative expenses              3,486               3,562               6,940               7,307
                                                    -----------------------------------------------------------------------
   Income (loss) from operations                          2,139                 765               3,907                (309)

Other income (expense):
    Interest expense                                       (422)               (563)               (842)             (1,008)
    Other, net                                               (4)                  8                  (1)                  8
                                                    -----------------------------------------------------------------------
Income (loss) before income taxes                         1,713                 210               3,064              (1,309)

Provision for income taxes                                  664                  75               1,171                  75
                                                    -----------------------------------------------------------------------
Net income (loss)                                   $     1,049         $       135         $     1,893         $    (1,384)
                                                    =======================================================================
Amounts per common share:
Net income (loss) per common share                  $      0.13         $      0.02         $      0.23         $     (0.17)
                                                    =======================================================================
Net income (loss) per common share assuming
dilution                                            $      0.13         $      0.02         $      0.23         $     (0.17)
                                                    =======================================================================
Weighted average common shares
   outstanding                                        8,239,942           8,181,786           8,238,866           8,181,786
                                                    =======================================================================
Weighted average diluted stock options
   outstanding                                           95,822                   -             106,897                   -
                                                    =======================================================================



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                               LMI AEROSPACE, INC.
                           CONSOLIDATED BALANCE SHEETS
             (Amounts in thousands, except share and per share data)


                                                                                     (Unaudited)
                                                                                    June 30, 2005     December 31, 2004
                                                                                    ------------------------------------
Assets
Current assets:
   Cash and cash equivalents                                                           $    195           $    414
   Trade accounts receivable, net of allowance of $154 at June
     30, 2005 and $213 at December 31, 2004                                              10,792              9,093
   Inventories                                                                           23,594             23,687
   Prepaid expenses and other current assets                                              1,249                981
   Deferred income taxes                                                                  2,043              2,043
                                                                                    ------------------------------------
Total current assets                                                                     37,873             36,218

Property, plant and equipment, net                                                       17,702             18,947
   Goodwill                                                                               5,653              5,653
   Customer intangible assets, net                                                        3,246              3,408
   Other assets                                                                             899              1,155
                                                                                    ------------------------------------
Total assets                                                                           $ 65,373           $ 65,381
                                                                                    ====================================

Liabilities and stockholders' equity
Current liabilities:
   Accounts payable                                                                    $  5,551           $  5,857
   Accrued expenses                                                                       2,842              2,728
   Income taxes payable                                                                   1,009                 67
   Current installments of long-term debt and capital lease
   obligations                                                                            1,782              1,973
                                                                                    ------------------------------------
Total current liabilities                                                                11,184             10,625

Long-term debt and capital lease obligations, less current
   installments                                                                          15,109             17,583
Subordinated debt                                                                         1,000              1,000
Deferred income taxes                                                                     1,821              1,821
                                                                                    ------------------------------------
Total long-term liabilities                                                              17,930             20,404

Stockholders' equity:
   Common stock, $.02 par value per share; authorized
   28,000,000 shares; issued 8,736,427 shares in both
     periods                                                                                175                175
   Preferred stock, $.02 par value per share; authorized
     2,000,000 shares; none issued in both periods                                            -                  -
   Additional paid-in capital                                                            26,171             26,171
   Treasury stock, at cost, 494,312 shares at June 30, 2005 and
     499,712 shares at December 31, 2004                                                 (2,345)            (2,371)
   Retained earnings                                                                     12,258             10,377
                                                                                    ------------------------------------
Total stockholders' equity                                                               36,259             34,352
                                                                                    ------------------------------------
Total liabilities and stockholders' equity                                             $ 65,373           $ 65,381
                                                                                    ====================================